Exhibit 99.1

FOR RELEASE TUESDAY, OCTOBER 29, 2019

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2019 RESULTS; UPDATES 2019 OUTLOOK

MCLEAN, Va. – October 29, 2019 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2019 and updated its full-year 2019 outlook. Net loss was $18.0 million, or $0.14 per diluted share, for the third quarter of 2019, as compared to net loss of $12.9 million, or $0.13 per diluted share, for the third quarter of 2018. This increase in net loss was primarily the result of a $12.4 million increase in depreciation and amortization expense compared to the year-ago period. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $88.5 million, as compared to $79.4 million for the prior-year period, representing a year-over-year increase of 11% and an OEBITDA margin(1) of 61%. OEBITDA primarily benefitted from higher government service revenue and strong growth in commercial IoT and hosted payload.

Iridium reported third-quarter total revenue of $144.8 million, which consisted of $115.9 million of service revenue and $28.9 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 6% versus the comparable period of 2018, while service revenue grew by 10%. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 80% of total revenue for the third quarter of 2019, up from 77% in the year-ago period.

The Company ended the quarter with 1,269,000 total billable subscribers, which compares to 1,092,000 for the year-ago period and is up from 1,213,000 for the quarter ended June 30, 2019. Total billable subscribers grew 16% year-over-year, driven by growth in commercial and government IoT customers.

“Continued momentum in service revenue and IoT subscriber growth through the third quarter gives us confidence in raising our full-year service revenue guidance,” said Matt Desch, CEO, Iridium. Desch continued, “Having finalized a new Enhanced Mobile Satellite Services (“EMSS”) contract with the U.S. government in September, we look forward to closing very soon on a new credit facility, which will provide Iridium with more flexibility in leveraging its growing free cash flow and simplify its capital structure.”

Commenting on Iridium’s pending refinancing, Desch said, “The Company has priced a new $1.45 billion term loan on attractive terms, which it expects to close on November 4. The new 7-year facility replaces the export bank financing that funded the Iridium® NEXT mission and was instrumental in the construction and launch of Iridium’s upgraded satellite constellation.”

Iridium Business Highlights

Service – Commercial

Commercial service remains the largest part of Iridium’s business, representing 62% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $90.2 million, up 8% from last year’s comparable period due primarily to increased revenues from IoT and hosted payload and other data services.

•

Commercial voice and data subscribers were up 1% from the year-ago period to 371,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) was $48 during the third quarter, compared to $47 in last year’s comparable period, as a result of growing usage associated with new activations of Iridium Certus™ terminals. Commercial IoT data subscribers grew 25% from the year-ago period to 767,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was down 11% from the prior year to $11.36 in the third quarter based upon the higher volume of new personal communications subscribers utilizing lower ARPU plans.

•

Iridium’s commercial business ended the quarter with 1,138,000 billable subscribers, which compares to 979,000 for the year-ago period and is up from 1,088,000 for the quarter ended June 30, 2019. IoT data subscribers represented 67% of billable commercial subscribers at the end of the quarter, an increase from 63% at the end of the prior-year period.

•	Hosted payload and other data service revenue was $12.0 million in the third quarter. This represented a 25% increase from the prior-year period, primarily due to increased hosting and data services.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Iridium signed three new contracts in 2019 that support the use of Iridium satellite technology and services by the U.S. government. Most significantly, effective September 15, 2019, the Company entered into a 7-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command for Enhanced Mobile Satellite Services (the “EMSS Contract”). Under the EMSS Contract, Iridium provides satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. The other two of these contracts provide for maintenance and support work for the U.S. government’s dedicated Iridium gateway. Iridium Certus® airtime services are not included under these contracts and may be procured separately for an additional fee.

•

Government service revenue was $25.6 million and reflects increased revenue from short-term extensions to the Company’s previous EMSS contract with the U.S. government through September 14 and the new EMSS Contract thereafter.

•

Iridium’s government business ended the quarter with 131,000 subscribers, which compares to 113,000 for the year-ago period and is up from 125,000 for the quarter ended June 30, 2019. Government voice and data subscribers was unchanged from the year-ago period at 56,000 as of September 30, 2019. Government IoT data subscribers increased 32% year-over-year to 75,000 and represented 57% of total government subscribers, an increase from 50% at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.4 million during the third quarter, compared to $26.1 million in the prior-year’s quarter.

•	The Company continues to forecast lower equipment sales in 2019.

Engineering & Support

•	Engineering and support revenue was $7.6 million during the third quarter, compared to $4.9 million in the prior-year’s quarter, primarily driven by increased government activities.

Capital expenditures were $10.2 million for the third quarter. The Company ended the third quarter with credit facility gross debt of $1.6 billion and a cash and cash equivalents balance of $171.6 million. Net debt was $1.6 billion, calculated as $1.6 billion of credit facility gross debt and $360.0 million of unsecured notes, less $171.6 million of cash and cash equivalents, as well as $195.1 million in restricted cash.

2019 Outlook

The Company updated its full-year 2019 outlook for total service revenue, OEBITDA and net leverage. The Company now expects:

•	Total service revenue between $445 and $450 million for the full-year 2019 (previous outlook was for total service revenue of approximately $440 million).

•	OEBITDA of approximately $330 million in 2019 (previous outlook was for OEBITDA between $325 and $335 million). OEBITDA for 2018 was $302.0 million.

•	Negligible cash taxes in 2019. Cash taxes are expected to be negligible through approximately 2023.

•

Net leverage of approximately 4.8x OEBITDA at the end of 2019, reflecting costs associated with the Company’s debt refinancing (previous outlook was for net leverage of approximately 4.5x OEBITDA and did not reflect costs associated with debt refinancing).

(1)	Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, will continue to be excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2019 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

	Iridium Communications Inc.
	Supplemental Reconciliation of GAAP Net Income (Loss) to Operational EBITDA
	(In thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss	$(18,012)	$(12,856)	$(54,142)	$(5,802)
Interest expense, net	30,493	20,145	85,283	37,295
Income tax (benefit) expense	(4,444)	(1,657)	(21,948)	10,025
Depreciation and amortization	74,575	62,140	222,617	151,096
Iridium NEXT expenses, net	1,762	8,020	8,269	23,189
Share-based compensation	4,080	3,598	11,467	10,743

Operational EBITDA	$88,454	$79,390	$251,546	$226,546

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, October 29, 2019. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has recently completed its next-generation satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to the terms, closing timeline and use of proceeds for its new term loan; total service revenue growth, OEBITDA, cash taxes, and leverage for 2019; cash taxes over the longer-term; anticipated equipment sales for 2019, and expected revenues from its new EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”) on February 28, 2019, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2019	2018
Revenue:
Service revenue
Commercial	$90,235	$83,741
Government	25,618	22,000

Total service revenue	115,853	105,741
Subscriber equipment	21,375	26,130
Engineering and support service	7,557	4,893

Total revenue	144,785	136,764
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,581	22,226
Cost of subscriber equipment sales	12,862	14,074
Research and development	2,822	5,058
Selling, general and administrative	22,934	27,255
Depreciation and amortization	74,575	62,140

Total operating expenses	136,774	130,753

Operating income	8,011	6,011

Other expense, net:
Interest expense, net	(30,493)	(20,145)
Other income (expense), net	26	(379)

Total other expense, net	(30,467)	(20,524)

Loss before income taxes	(22,456)	(14,513)
Income tax benefit (expense)	4,444	1,657

Net loss	(18,012)	(12,856)
Series B preferred stock dividends, undeclared	—	2,084

Net loss attributable to common stockholders	$(18,012)	$(14,940)

Operational EBITDA	$88,454	$79,390

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2019	2018
Revenue:
Service revenue
Commercial	$261,469	$233,449
Government	72,132	66,000

Total service revenue	333,601	299,449
Subscriber equipment	65,803	77,777
Engineering and support service	22,166	13,617

Total revenue	421,570	390,843
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	71,709	63,822
Cost of subscriber equipment sales	38,663	44,907
Research and development	10,718	15,207
Selling, general and administrative	67,744	74,016
Depreciation and amortization	222,617	151,096

Total operating expenses	411,451	349,048

Operating income	10,119	41,795

Other expense, net:
Interest expense, net	(85,283)	(37,295)
Other expense, net	(926)	(277)

Total other expense, net	(86,209)	(37,572)

Income (loss) before income taxes	(76,090)	4,223
Income tax benefit (expense)	21,948	(10,025)

Net loss	(54,142)	(5,802)
Series A preferred stock dividends, declared and paid excluding cumulative dividends	—	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	4,194	2,109
Series B preferred stock dividends, undeclared	—	4,193

Net loss attributable to common stockholders	$(58,336)	$(13,854)

Operational EBITDA	$251,546	$226,546

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$52,852	$51,468	3%	$151,859	$143,909	6%
IoT data(2)	25,346	22,632	12%	71,739	63,250	13%
Hosted payload and other data service (3)	12,037	9,641	25%	37,871	26,290	44%

Total commercial data service	90,235	83,741	8%	261,469	233,449	12%
Government service revenue(4)	25,618	22,000	16%	72,132	66,000	9%

Total service revenue	115,853	105,741	10%	333,601	299,449	11%
Subscriber equipment	21,375	26,130	-18%	65,803	77,777	-15%
Engineering and support(5)
Commercial	795	347	129%	1,851	$542	242%
Government	6,762	4,546	49%	20,315	$13,075	55%

Total engineering and support	7,557	4,893	54%	22,166	13,617	63%

Total revenue	$144,785	$136,764	6%	$421,570	$390,843	8%

Operational EBITDA
Operational EBITDA	$88,454	$79,390	11%	$251,546	$226,546	11%
Other
Capital expenditures (6)	$10,175	$79,698		$102,756	$294,729
Net debt (7)	$1,552,115	$1,561,503
Cash, cash equivalents, and marketable securities	$171,629	$381,454
Credit facility	$1,558,869	$1,773,869
Deferred financing costs	(63,844)	(87,921)

Credit facility, net	$1,495,025	$1,685,948

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross credit facility and gross high yield notes, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,
	2019	2018	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	371	367	1%
IoT data	767	612	25%

Total commercial voice and data and IoT data service	1,138	979	16%
Government
Voice and data and IoT data service
Voice and data	56	56	0%
IoT data	75	57	32%

Total government voice and data and IoT data service	131	113	16%

Total billable subscribers	1,269	1,092	16%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	3	3	0%	10	8	25%
IoT data	47	36	31%	120	102	18%

Total commercial voice and data and IoT data service	50	39	28%	130	110	18%
Government
Voice and data and IoT data service
Voice and data	1	2	-50%	2	4	-50%
IoT data	5	4	25%	16	9	78%

Total government voice and data and IoT data service	6	6	0%	18	13	38%

Total net billable subscriber additions	56	45	24%	148	123	20%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
ARPU (2) (3)
Commercial
Voice and data	48	47	2%	46	44	5%
IoT data	11.36	12.71	-11%	11.27	12.54	-10%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.